Exhibit 99.1

         America Service Group Announces Expiration of Maryland Contract

     BRENTWOOD, Tenn.--(BUSINESS WIRE)--May 9, 2005--America Service Group Inc. (NASDAQ:ASGR) announced today that it does not expect its operating subsidiary, Prison Health Services, Inc. (PHS), to receive an award of a new inmate medical services contract from the State of Maryland as a result of the current request for proposal (RFP) process.
     Although yet to receive formal notification of the State's decision, it is the Company's understanding that contract awards for the medical services and other components of the RFP will be made to other companies bidding for the contracts.
     The Company's current contract with the Maryland Department of Public Safety and Correctional Services (Maryland DPS) will expire June 30, 2005. The Company increased its reserve for loss contracts by $12.8 million, in the aggregate, during the second and third quarters of 2004, representing estimated direct contract losses under the Maryland DPS contract and allocated corporate overhead related to the final 13 months of the contract's operation through June 30, 2005.
     The Company's previous guidance for full-year 2005 results assumed that its Maryland DPS contract would not be retained subsequent to June 30, 2005. As such, the Company's full-year 2005 guidance is not impacted by today's announcement.
     America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

     This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; the possible effect of adverse publicity on the Company's business; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.


     CONTACT: America Service Group Inc.
              Michael Catalano or Michael W. Taylor, 615-373-3100